Exhibit 4.1

TERMINATION AND RELEASE AGREEMENT

THIS TERMINATION AND RELEASE AGREEMENT, dated as of June 13, 2025 (this “Agreement”), is entered into by and among (i) SkyBell Technologies, Inc., a Nevada Corporation (“SkyBell”), (ii) SB Security Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of SkyBell (“SBSH”) , and (iii) Klotho Neurosciences, Inc., a Delaware corporation (“Klotho”). Capitalized terms used but not defined herein shall have the meanings ascribed to such terms in the Exchange Agreement.

W I T N E S S E T H:

WHEREAS, on March 26, 2025, SkyBell, SBSH, and Klotho entered into that certain Share Exchange Agreement (the “Exchange Agreement”), pursuant to which, subject to the terms and conditions thereof, among other matters, (a) SkyBell would sell convey, transfer, assign and deliver to Klotho all of the Outstanding SBSH Membership Interests; (b) as consideration for all of the Outstanding SBSH Membership Interests, Klotho would issue to SkyBell and amount of shares of its Common Stock, par value $0.0001 per share, equal to ninety percent (90%) of the total number of Fully Diluted Klotho Common Stock issued and outstanding as of the Closing; and (c) as a result of the foregoing, SBSH would become a wholly-owned subsidiary of Klotho, and Klotho would become a majority owned subsidiary of SkyBell, all upon the terms and subject to the conditions set forth in the Exchange Agreement and in accordance with the provisions of applicable law;

WHEREAS, on May 5, 2025, SBSH and Klotho entered into a term sheet for a Series A Preferred Stock transaction (the “Term Sheet”), pursuant to which, subject to the terms and conditions thereof as well as the negotiation, execution and delivery of definitive documentation, Klotho would issue 84,000 shares of Klotho’s Series A Preferred Stock to SBSH in exchange for $8,400,000 in consideration;

WHEREAS, the Parties desire to terminate the Exchange Agreement pursuant to Section 8(a) of the Exchange Agreement;

WHEREAS, the Parties desire to terminate the Term Sheet in accordance with its terms; and

WHEREAS, the Parties desire to be bound by the other provisions set forth hereinafter.

NOW, THEREFORE, in consideration of the mutual covenants and promises set forth in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I
TERMINATION AND RELEASE

1.1 Termination of Exchange Agreement. SkyBell, SBSH and Klotho hereby mutually consent and agree to terminate the Exchange Agreement in its entirety effective upon execution and delivery of this Agreement, pursuant to Section 8(a) of the Exchange Agreement.

1.2 Termination of Term Sheet. SBSH and Klotho hereby mutually consent and agree to terminate the Term Sheet in its entirety effective upon execution and delivery of this Agreement.

1.3 Mutual Release; Covenant Not to Sue.

(a) Notwithstanding anything in the Exchange Agreement or Term Sheet that may be deemed to the contrary, each Party, for and on behalf of itself and its Related Parties (as defined below), does hereby unequivocally, irrevocably, completely, finally and forever release and discharge, and hold harmless, each other Party and any of their respective former, current or future officers, directors, agents, advisors, representatives, managers, members, partners, shareholders, employees, financing sources, Affiliates (including controlling persons and parent companies), officers, directors, members, managers and employees of Affiliates, principals, and any heirs, executors, administrators, successors or assigns of any said person or entity (“Related Parties”), from any and all past, present, direct. indirect, and derivative liabilities, actions, causes of action, cases, claims, suits, debts, dues, sums of money, attorney’s fees, accounts, reckonings, bonds, bills, specialties, covenants, contracts, controversies, agreements, promises, variances, trespasses, injuries, harms, damages, judgments, remedies, executions, demands, liens and damages of whatever nature, in law, equity or otherwise, asserted or that could have been asserted, under federal or state statute, or common law, known or unknown, suspected or unsuspected, foreseen or unforeseen, anticipated or unanticipated, whether or not concealed or hidden, from the beginning of time until the date of execution of this Agreement, that in any way arise from or out of, are based upon, or are in connection with or relate to (i) the Exchange Agreement, the Term Sheet and the other agreements and documents contemplated hereby or thereby (collectively, the “Transaction Documents”), (ii) any breach, non-performance, action or failure to act under the Transaction Documents, and (iii) the proposed transactions, including the events leading to the termination of the Exchange Agreement or Term Sheet (collectively, the “Released Claims”); provided, however, that no Party shall be released from any breach, non-performance, action or failure to act under this Agreement.

(b) It is understood and agreed that, except as provided in the proviso to Section 1.3(a), Section 1.3(a) is a full and final release covering all known as well as unknown or unanticipated debts, claims or damages of the Parties and their Related Parties relating to or arising out of the Transaction Documents. Therefore, each of the Parties expressly waives any rights it may have under any statute or common law principle under which a general release does not extend to claims which such Party does not know or suspect to exist in its favor at the time of executing the release, which if known by such Party must have affected such Party’s settlement with the other. In connection with such waiver and relinquishment, the Parties acknowledge that they or their attorneys or agents may hereafter discover claims or facts in addition to or different from those which they now know or believe to exist with respect to the Released Claims, but that it is their intention hereby fully, finally and forever to settle and release all of the Released Claims. In furtherance of this intention, the releases herein given shall be and remain in effect as full and complete mutual releases with regard to the Released Claims notwithstanding the discovery or existence of any such additional or different claim or fact.

(c) Except as provided in the proviso to Section 1.3(a), each Party, on behalf of itself and its Related Parties, hereby covenants to each other Party and their respective Related Parties not to, with respect to any Released Claim, directly or indirectly encourage or solicit or voluntarily assist or participate in any way in the filing, reporting or prosecution by such Party or its Related Parties or any third party of a suit, arbitration, mediation, or claim (including a third party or derivative claim) against any other Party and/or its Related Parties relating to any Released Claim. The covenants contained in this Section 1.3 shall survive this Agreement indefinitely regardless of any statute of limitations.

ARTICLE II
MISCELLANEOUS

2.1 Representations and Warranties of the Parties. Each Party, on behalf of itself and its Related Parties, represents and warrants to the other Parties as follows:

(a) The execution, delivery and performance by such Party of this Agreement and the consummation by such Party of the transactions contemplated hereby are within the corporate powers of such Party and have been duly authorized by all necessary action on the part of such Party. This Agreement constitutes a valid and legally binding agreement of such Party, enforceable against such Party in accordance with its terms, except as may be limited by bankruptcy, insolvency, reorganization or other similar laws affecting the enforcement of creditors’ rights generally and by general principles of equity.

(b) None of the execution, delivery or performance by such Party of this Agreement or the transactions contemplated hereby does or will (i) contravene or conflict with the organizational documents of such Party, (ii) contravene or conflict with or constitute a violation of any provision of any law or governmental order binding upon or applicable to such Party or by which any of such Party’s assets is or may be bound), or (iii) constitute a default under or breach of (with or without the giving of notice or the passage of time or both) or require a consent or waiver under, any of the terms, conditions or provisions of any contractual restriction binding on such Party or affecting such Party or any of its assets.

2.2 Notices. Any notice under this Agreement shall be sent in writing, and shall be deemed given in accordance with the provisions of Section 9.7 of the Exchange Agreement (which provision of the Exchange Agreement shall survive solely for purposes of this Section 2.2.

2.3 Nasdaq Symbol Reservation. Klotho hereby agrees to use its best efforts to have the previously reserved Nasdaq symbol “SKYB” assigned to SBSH, including by means of instructing Donohoe Advisory Associates LLC to assign the symbol to SBSH. Klotho hereby releases any claim or interest it may have in the reservation of the Nasdaq symbol “SKYB”.

2.4 No Waivers. No failure or delay in the exercise of any power, right, or privilege hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such power, right or privilege preclude other or further exercise thereof or of any other right, power, or privilege.

2.5 Severability. A determination by a court or other legal authority that any provision that is not of the essence of this Agreement is legally invalid shall not affect the validity or enforceability of any other provision hereof. The Parties shall cooperate in good faith to substitute (or cause such court or other legal authority to substitute) for any provision so held to be invalid a valid provision, as alike in substance to such invalid provision as is lawful.

2.6 Governing Law; Jurisdiction; Enforcement. This Agreement shall be construed in accordance with and governed by the laws of the State of New York, without giving effect to the conflict of laws principles thereof. Each of the Parties hereto irrevocably agrees that any legal action or proceeding with respect to this Agreement and the rights and obligations arising hereunder, or for recognition and enforcement of any judgment in respect of this Agreement and the rights and obligations arising hereunder brought by any other Party hereto or its successors or assigns, shall be brought and determined exclusively in in any state or federal court located in the County of New York in the State of New York (or any appellate court thereof).

2.7 Waiver of Jury Trial. THE PARTIES TO THIS AGREEMENT HEREBY KNOWINGLY, VOLUNTARILY AND IRREVOCABLY WAIVE ANY RIGHT EACH SUCH PARTY MAY HAVE TO TRIAL BY JURY IN ANY ACTION OF ANY KIND OR NATURE, IN ANY COURT IN WHICH AN ACTION MAY BE COMMENCED, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT.

2.8 Successors and Assigns. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors and assigns. Neither party shall assign any material rights or delegate any material duties under this Agreement without written agreement from the other party.

2.9 Third-Party Beneficiaries. Each Party acknowledges and agrees that each Party’s Related Parties are express third-party beneficiaries of the releases of such Related Parties and covenants not to sue such Related Parties contained in Section 1.3 of this Agreement and the covenants contained in Sections 2.1 and 2.2 of this Agreement and are entitled to enforce rights under such section to the same extent that such Related Parties could enforce such rights if they were a party to this Agreement. Except as provided in the preceding sentence, there are no third-party beneficiaries to this Agreement.

2.10 Entire Agreement. This Agreement sets forth the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings and agreements related thereto (whether written or oral), all of which are merged herein. No provision of this Agreement may be explained or qualified by any agreement, negotiations, understanding, discussion, conduct or course of conduct or by any trade usage.

2.11 Equitable Relief. Notwithstanding anything herein to the contrary, the Parties agree that irreparable damage would occur if any of the provisions of this Agreement were not performed in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Parties shall be entitled to seek an injunction or injunctions, specific performance and other equitable relief to prevent breaches of this Agreement and to enforce specifically the terms and provisions of this Agreement, without the requirement to post any bond or other security or to prove that money damages would be inadequate.

2.12 Counterparts; Facsimile Signatures. This Agreement may be executed in counterparts, each of which shall constitute an original, but all of which shall constitute one agreement. This Agreement shall become effective upon delivery to each Party of an executed counterpart or the earlier delivery to each party of original, photocopied, or electronically transmitted (including scanned .pdf image) signature pages that together (but need not individually) bear the signatures of all other Parties.

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IN WITNESS WHEREOF, the Parties hereto have caused this Agreement to be duly executed as of the day and year first above written.

SKYBELL TECHNOLOGIES, INC.

By:
	Name:	Giovanni Tomaselli
	Title:	President

SB SECURITY HOLDINGS, LLC

By:
	Name:	Giovanni Tomaselli
	Title:	President

KLOTHO NEUROSCIENCES, INC.

By:
	Name:	Joseph Sinkule
	Title:	Chief Executive Officer

{Signature Page to Termination and Release Agreement}